EXHIBIT 16.01

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KPMG LLP	Telephone	512 320 5200
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Austin, TX 78701

February 17, 2005

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Crossroads Systems, Inc. (the “Company”) and, under the date of January 21, 2005, we reported on the consolidated financial statements of Crossroads Systems, Inc. as of and for the years ended October 31, 2004 and 2003. On February 16, 2005, our appointment as principal accountants was dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A dated February 16, 2005, and we agree with such statements, except we are not in a position to agree or disagree with the statements that the Audit Committee engaged Helin, Donovan, Trubee & Wilkinson LLP to serve as the Company’s independent public accountants for the fiscal year ending October 31, 2005 or the Company’s statement made in the 5th paragraph under Item 4.01.

Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.